Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of A. O. Smith Corporation for the registration of 7,947,690 shares of Class A common stock and 9,483,491 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 2009, with respect to the consolidated financial statements and schedule of A. O. Smith Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 11, 2009